                                      December 28, 1998

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Fidelity Bancorp, Inc. (the "Company"), the holding company for Fidelity Federal Savings Bank (the "Bank"), which will be held on January 27, 1999 at 10:00 a.m., local time at the corporate offices of the Company, located at 5455 West Belmont, Chicago, Illinois.

As described in the enclosed Proxy Statement, matters scheduled to be presented for stockholder action at the Annual Meeting include the election of two Class I directors and the ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1999. There will also be a report on the operations of the Company and the Bank, a wholly owned subsidiary of the Company. The Company's directors, executive officers and representatives of the Company's independent auditors will be present to respond to appropriate questions.

The Board of Directors of the Company has determined that approval of the matters to be considered at the meeting is in the best interest of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" each matter to be considered.

We hope you will be able to attend the Annual Meeting in person. Whether or not you expect to attend, we urge you to sign, date and return the enclosed proxy card so that your shares will be represented.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your interest and support. I look forward to seeing you at the Annual Meeting.

Sincerely yours,


Raymond S. Stolarczyk
Chairman of the Board and Chief Executive Officer

5455 West Belmont Avenue, Chicago, Illinois  60641
(773) 736-4414

FIDELITY BANCORP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 27, 1999



NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Fidelity Bancorp, Inc. will be held on January 27, 1999, at 10:00 a.m. local time at the corporate offices of the Company, located at 5455 West Belmont Avenue, Chicago, Illinois.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.    The election of two Class I directors for terms of three years each;

2. The ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1999; and

3. Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed December 1, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only holders of record of the Company's Common Stock (the "Common Stock") as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company. By Order of the Board of Directors



Judith K. Leaf
Corporate Secretary
Chicago, Illinois
December 28, 1998

FIDELITY BANCORP, INC.


PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
January 27, 1999


Solicitation and Voting of Proxy

This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting to be held on January 27, 1999 at the corporate offices of the Company, 5455 West Belmont Avenue, Chicago, Illinois at 10:00 a.m. local time and any adjournments or postponements thereof. The 1998 Annual Report to Stockholders on Form 10-K, including the consolidated financial statements for the fiscal year ended September 30, 1998, accompanies this Proxy Statement, which is first being mailed to stockholders on or about December 28, 1998.

It is important that holders of a majority of the outstanding shares be represented by proxy or be present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it, signed and dated, in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and for adoption of the proposal set forth in this Proxy Statement.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments or postponements thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Any cost of solicitation of proxies on behalf of management will be borne by the Company. Proxies may be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

Voting Securities

The securities which may be voted at the Annual Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below.

The close of business on December 1, 1998 has been fixed by the Board of Directors as the record date for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The total number of shares of Common Stock outstanding on the record date was 2,406,784 shares.

As provided in the Company's Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "limit"), are not entitled to any vote in respect of the shares held in excess of the limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors to: (i) make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the limit supply information to the Company to enable the Board to implement and apply the limit.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares held in excess of the limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees. Under Delaware law and the Company's Certificate of Incorporation and bylaws, directors are elected by a plurality of votes cast, without regard to broker non-votes or proxies as to which authority to vote for one or more of the nominees is withheld.

Under the Company's Certificate of Incorporation and bylaws, unless otherwise required by law, all such other matters voted on by stockholders at the Annual Meeting shall be determined by a majority of the votes cast, without regard to either broker non-votes or proxies marked "ABSTAIN" as to that matter.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as to those persons believed by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock on the record date based upon certain reports regarding such ownership required to be filed with the Company and with the Securities and Exchange Commission (the "SEC") in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by such persons or group.



Name and Address of             Amount and Nature of         Percent of
Beneficial Ownership            Beneficial Owner             Class
Fidelity Federal Savings Bank   281,821                      11.71%
Employee Stock Ownership
Plan and Trust ("ESOP")
5455 W. Belmont Avenue
Chicago, Illinois 60641 (1)

First Manhattan Co.             247,167                      10.27%
437 Madison Avenue
New York, New York 10022

Raymond S. Stolarczyk           178,037                       7.40%
Chairman of the Board and
Chief Executive Officer of
Fidelity Bancorp, Inc.
5455 W. Belmont Avenue
Chicago, Illinois  60641 (2)

Franklin Resources, Inc.        144,500                       6.00%
777 Mariners Island Blvd.
San Mateo, CA  94403


1) The Human Resource Policy Committee of the Board of Directors has been appointed to administer the ESOP. An unrelated third party, Glenview State Bank, has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of the record date, 181,748 shares of Common Stock in the ESOP had been allocated to participating employees. Of these, 9,129 shares had been disbursed to retiring participants. Under the ESOP, unallocated shares will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated shares so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

2)    Excludes 26,996 shares held by Bonnie J. Stolarczyk.

ELECTION OF DIRECTORS

Pursuant to its bylaws, the number of directors of the Company is set at six unless otherwise designated by the Board of Directors. Each of the six members of the Board of Directors also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The two nominees proposed for election as Class I Directors at the Annual Meeting are Patrick J. Flynn and Raymond J. Horvat. Such nominations are not being proposed pursuant to any agreement or understanding between any person and the Company.

In the event that any nominee is unable to serve or declines to serve for any reason, the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
NOMINEES NAMED IN THIS PROXY STATEMENT

Information with Respect to the Nominees, Continuing Directors and Other Executive Officers

The following table sets forth the names of the nominees, continuing directors and executive officers, as well as their ages; a brief description of their business experience for the past five years, including present occupation and employment; the year in which each became a director and the year in which their term (or in the case of the nominees, their proposed term) as director of the Company expires. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each nominee, director and executive officer and all directors and executive officers as a group as of November 16, 1998. No director is related to any other director or executive officer of the Company by blood, marriage or adoption, except that Bonnie Stolarczyk is the wife of Raymond Stolarczyk, the Company's Chairman and Chief Executive Officer.

                                                           Amount and
Name, Age and Principal                      Expiration    Nature of
Occupation at Present           Director     of Term       Beneficial        Percent
and for the Past Five Years     Since (1)    as Director   Ownership (2)     of Class


Nominees

Class I

Patrick J. Flynn (age 56)           1993        2002           10,229             *
   Director of the Company
   and the Bank. Executive Vice
   President Strategic Planning
   of McDonalds USA.  Director,
   Chipotle Mexican Grill.
   Director of Link Unlimited
   and Inroads/Chicago, Inc.,
   both non-profit organizations.

Raymond J. Horvat (age 73)          1978        2002           30,343           1.23%
   Director of the Company and
   the Bank. Co-founder of
   retail and wholesale

   merchandising business.
   Retired.

Continuing Directors

Class II

Thomas E. Bentel (age 52)
    President and Chief Operating   1988        2000          109,666           4.40%
    Officer of the Company and
    the Bank.  Director of The
    Company and the Bank.
    President and Director of
    Fidelity Corporation, a
    wholly owned subsidiary of
    the Bank.

Raymond S. Stolarczyk (age 60)
    Chairman of the Board and       1981        2000          178,037(3)        7.05%
    Chief Executive Officer of
    the Company and the Bank.
    Chairman of the Board of
    Fidelity Corporation, a
    wholly owned subsidiary of
    the Bank.  Director of the
    Federal Home Loan Bank of
    Chicago, past Chairman of
    the Illinois League of
    Financial Institutions, and
    Vice Chairman and Trustee of
    the Illinois League of Financial
    Institutions Trust.  Member
    of American Institute of
    Certified Public Accountants
    and the Illinois Society of
    Certified Public Accountants

Class III

Paul Bielat (age 59)                1992        2001           31,229           1.28%
    Director of the Company and
    the Bank.  Principal in
    Compliance Assistance Partners,
    Inc., a firm engaged in the
    business of advising banks
    and thrift institutions
    regarding regulatory compliance.
    Senior Vice President and Treasurer
    of the Federal Home Loan Bank of
    Chicago from 1982 to 1991.

Bonnie Stolarczyk (age 52)
    Director of the Company and     1978        2001           26,996(4)        1.10%
    the Bank. Self-employed as a
    certified public accountant.
    Member of the National
    Association of Tax Practitioners,
    American Institute of Certified
    Public Accountants and the
    Illinois Society of Certified
    Public Accountants.

James R. Kinney (age 52)
    Senior Vice President Finance,                             53,878           2.21%
    Chief Financial Officer and
    Treasurer of the Company and
    the Bank.  Treasurer of Fidelity
    Corporation. Director of Mission
    Aviation Fellowship, a non-profit
    organization.



All directors and executive officers as a group
    (7 persons)                                               440,378           16.76%


*Does not exceed 1.0% of the Company's voting securities.
(1)    Includes years of service as a director of the Bank.
(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported. Includes 4,982, 4,982, 16,602 and 11,400 presently exercisable options granted to Messrs. Bielat, Flynn, and Horvat and Ms. Stolarczyk, respectively, under the Fidelity Bancorp, Inc. 1993 Stock Option Plan for Outside Directors (the "Directors' Option Plan"). Includes 8,293, 4,947 and 2,836 shares awarded to Messrs. Stolarczyk, Bentel, and Kinney, respectively, under the Fidelity Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("RRP"), which are not yet vested but as to which voting may be directed. Awards for Messrs. Stolarczyk, Bentel, and Kinney vest in five equal annual installments which began on December 15, 1994. Includes 92,604, 53,072 and 9,088 presently exercisable options granted to Messrs. Stolarczyk, Bentel, and Kinney, respectively, under the Company's 1993 Incentive Stock Option Plan (the "Incentive Option Plan"). Includes 12,812, 12,925 and 9,991 shares awarded to Messrs. Stolarczyk, Bentel, and Kinney respectively under the ESOP as of December 31, 1997.
(3)    Excludes 26,996 shares held by Bonnie J. Stolarczyk.
(4)    Excludes 178,037 shares held by Raymond S. Stolarczyk.



Section 16(a) of the Exchange Act requires the Company's directors, executive officers and 10% stockholders to file reports of ownership and changes in ownership with the SEC and with the exchange on which the shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company's review of such forms, and if appropriate, representations to the Company by such persons regarding whether a Form 5 was required to be filed for the past fiscal year, the Company is not aware that any of its directors or executive officers failed to comply with the requirements of Section 16(a) during the period from October 1, 1997 through September 30, 1998.

Meetings of the Board and Committees of the Board

The Board of Directors of the Company conducts its business through meetings of the Board and through activities of its committees. During fiscal 1998, the Board of Directors held 11 meetings. Each of the directors of the Company attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such director served during fiscal 1998. The Board of Directors of the Company and the Bank maintain a number of committees, such of which are described below:

Audit Committee. The Audit Committee consists of Messrs. Bielat (Chair) and Flynn and Ms. Stolarczyk. The committee recommends independent auditors to the Board, reviews the results of the auditors' services and reviews with management the systems of internal control and internal audit reports. The Audit committee met four times in fiscal 1998.

Human Resource Policy Committee. The Human Resource Policy Committee consists of Messrs. Flynn (Chair), Bielat and Horvat. The purpose of the committee is to recommend the compensation, pension, benefit and other human resource policies and programs for key executive management personnel to the full Board, and to monitor compliance with the Bank's policies and applicable laws and regulations. This committee met three times in fiscal 1998.

Nominating Committee. The Company's Nominating Committee for the 1999 Annual Meeting consisted of Messrs. Bentel and Bielat and Ms. Stolarczyk. The committee considers and recommends the nominees for director to stand for election at the Company's Annual Meeting. The Company's Certificate of Incorporation and bylaws also provide for stockholder nominations of directors. Such nominations must be in writing and must otherwise comply with the provisions of Section 6 of the Company's bylaws. See "Additional Information - Notice of Business to Be Conducted at an Annual Meeting." The Nominating Committee met once in fiscal 1998.

Directors' Compensation

Directors' Fees. The Company pays no fees for service on the Board of Directors. For calendar year 1998, each outside director of the Bank was paid a monthly retainer of $625 plus a fee of $625 for each Board meeting attended. The Chairperson of each committee of the Board of the Bank received $275 for each committee meeting attended; committee members received a fee of $225 for each meeting attended. Directors who are officers or executives of the Bank received no fees for meetings attended.

Executive Compensation

Human Resource Policy Committee Report of Executive Compensation.

The following report of the Human Resource Policy committee and stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company s Chief Executive Officer (CEO) and other executive officers. The disclosure requirements for the CEO and executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Human Resource Policy Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

Compensation Report. The Human Resource Policy Committee is responsible for establishing the compensation levels and benefits for executive officers of the Bank who also serve as executive officers of the Company.

In 1993, the committee determined that in order to align the interests and performance of its executives with the long-term interests of its stockholders, the Bank and the Company should adopt stock benefit programs which would provide incentives to the Company s executives for delivering long-term value to the Company. In this regard, the Company established an Employee Stock Ownership Plan, an Incentive Stock Option Plan and a Recognition and Retention Plan. When these plans were adopted, the committee assumed the responsibility for supervising their administration.

Executive Compensation Policy. For the past fiscal year, the goals established by the committee for executive officer compensation were:

To encourage a consistent and competitive return to stockholders;

To provide financial rewards for performance of those having a significant impact on corporate profitability;

To reward Bank and individual performance; and

To provide competitive compensation in order to attract and retain key personnel.

When determining the appropriate levels of executive compensation, the committee took into consideration several factors, including the internal value of the executive s function to the Company, the executive s performance for fiscal year ended September 30, 1997 and compensation ranges and levels for executive positions in comparable companies. To evaluate the accomplishments achieved by the executives for fiscal year 1997, the committee took into consideration both financial and non-financial goals from customer and business development perspectives. The committee evaluated performance measures as they related to quality of assets, loan origination, deposit growth, stockholder return and earnings per share. Written evaluations for each executive, listing fiscal year accomplishments, were prepared and discussed by the committee to determine each executive s respective contribution to the performance measures.

Chief Executive Officer. In determining the Chief Executive Officer s compensation for 1998, the committee took into consideration the CEO s performance in relation to the accomplishment of the targeted measurements outlined above. The committee determined that the CEOs salary be increased by 3.5%, which became effective January 1, 1998. The committee determined that this increase would maintain the CEO s direct compensation just above the mid point of the established salary range.

Other Executive Officers. All factors used by the committee to determine the direct compensation of the CEO were also used to determine the direct compensation of the other executive officers of the Company. These executives were evaluated on the specific contributions they made in accomplishing the goals listed above and those established in the Company s 1997 Fiscal Financial Plan. The average salary increase awarded to the Company s executive officers for fiscal year 1998 was 3.45%, which became effective January 1, 1998. The increase placed its executive officer compensation slightly over the mid point of the established salary range.


Human Resource Policy Committee:

Patrick J. Flynn (Chair)
Paul J. Bielat
Raymond J. Horvat

Stock Performance Graph

The following table shows a comparison of the Company's cumulative return since its initial public offering with the cumulative total returns of both a broad market and a peer group index. The broad market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan holding companies. The data was supplied by Media General Financial Services.


COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG FIDELITY BANCORP, INC., PEER GROUP INDEX
AND BROAD MARKET INDEX

                               FIDELITY      PEER      BROAD
                               BANCORP,      GROUP     GROUP
MEASUREMENT PERIOD             INC.          INDEX     INDEX

12/15/93                       $100.00       $100.00   $100.00
9/30/94                         122.50        109.62    106.12
9/30/95                         143.94        140.90    128.85
9/30/96                         166.74        169.23    150.43
9/30/97                         264.58        294.29    206.21
9/30/98                         224.06        259.67    214.30

Summary Compensation Table

The following table sets forth the compensation paid by the Company, including any of its subsidiaries, for services during the past three fiscal years, to the CEO and the two other officers of the Company who received total annual salary and bonus in excess of $100,000 for fiscal year ended September 30, 1998.

                       Annual Compensation                    Awards              Payouts

                                                                            Securities
                                                           Restricted       Underlying       All Other
                                             Other Annual     Stock         Options/   LTIP  Compen-
Name and Principal     Fiscal                Compensation     Awards         SARs     Payouts Sation
Position               Year    Salary   Bonus   ($)           ($)          ($)          ($)     ($)(1)

Raymond S. Stolarczyk  1998    $214,251   $--    --            --            --          --    $323,528
  Chairman of the      1997     206,785    --    --            --            --          --     149,651
  Board and Chief      1996     199,142    --    --            --            --          --      91,875
  Executive Officer

Thomas E. Bentel       1998    $167,112    --    --            --            --          --    $326,382
  President and Chief  1997     161,556    --    --            --            --          --     151,572
  Operating Officer    1996     155,546    --    --            --            --          --      93,590

James R. Kinney        1998    $124,237    --    --            --            --          --    $252,298
  Senior Vice          1997     119,893    --    --            --            --          --     117,215
  President Finance,   1996     115,654    --    --            --            --          --      72,137
  Chief Financial
  Officer and Treasurer


(1) Represents the fair market value of shares granted under the ESOP on the respective allocation date.

Employment Agreements

The Bank and the Company have employment agreements with Messrs. Stolarczyk, Bentel and Kinney. The employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management team.

The employment agreements with Messrs. Stolarczyk and Bentel provide for three year terms and the employment agreement with Mr. Kinney provides for a two year term. Commencing on the first anniversary date and continuing each anniversary date thereafter, the term of each agreement is automatically extended for an additional year unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the respective executive. In addition to specifying base salary, which is subject to annual review by the Board of Directors, the employment agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by the Bank or the Company for cause at any time. In the event the Bank or the Company chooses to terminate the executive's employment for reasons other than for cause or disability, or in the event of the executive's resignation from the Bank and the Company upon: (i) failure to re-elect the executive to his current office; (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment or material reduction in benefits or perquisites;
(iii) liquidation or dissolution of the Bank or the Company; or (iv) a breach of the agreement by the Bank or the Company, the executive or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the remaining payments, including base salary, bonuses and other payments and health benefits due under the remaining term of the agreement.

If termination of employment follows a change in control of the Bank or the Company, as defined in the agreements, the executive or, in the event of death, his beneficiary, would be entitled to a payment equal to the greater of: (i) payments due for the remaining term of the agreement or (ii) three times his average annual compensation over the three years preceding his termination of employment, as to Messrs. Stolarczyk and Bentel, and two times his average annual compensation over the previous two years for Mr. Kinney. The Bank and the Company would also continue the executive's life, health and disability coverage for the remaining unexpired term of the agreement to the extent allowed by the plans or policies maintained by the Company from time to time. In the event of a change in control, based upon the past fiscal year's salary and bonus, Messrs. Stolarczyk, Bentel, and Kinney would receive approximately $620,178, $484,214 and $244,129, respectively, in severance payments, in addition to other cash and noncash benefits, under the agreements. Payments to the executive under the Bank's agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

Defined Benefit Plan

The Bank maintains a non-contributory defined benefit plan ("Retirement Plan"). All employees credited with 1,000 or more hours of employment during a twelve month period with the Bank and have attained age 21 are eligible to participate in the Retirement Plan.

At the normal retirement age of 65 years old, the Retirement Plan is designed to provide a life annuity guaranteed for 10 years. The retirement benefit provided is based on the highest consecutive five-year average salary and years of benefit service, as shown in the following table. Retirement Plan benefits are also payable upon termination due to late retirement and death. Upon termination of employment other than as specified above, a participant who was employed by the Bank for a minimum of five years is eligible to receive his or her accrued benefit, reduced for early retirement, or a deferred retirement benefit commencing on the participant's normal retirement date. Benefits are payable in various annuity forms, as well as in the form of a single lump sum payment. Contributions of $123,630 were made to the plan for the fiscal year ended September 30, 1998 Under applicable accounting rules, the Bank accrued $111,521 with respect to the Retirement Plan for the twelve month period ended September 30, 1998.

The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form, assuming various specified levels of plan compensation and various specified years of credited service.

                  15 Years     20 Years    25 Years    30 Years    35 Years
Average           Credited     Credited    Credited    Credited    Credited
Compensation      Service      Service     Service     Service     Service

$25,000           $3,750       $5,000      $6,250      $7,000      $8,750
 50,000            7,500       10,000      12,500      15,000      17,500
 75,000           11,250       15,000      18,750      22,500      26,250

100,000           15,000       20,000      25,000      30,000      35,000
150,000           22,500       30,000      37,500      45,000      52,500


The following table sets forth the years of credit service (i.e., benefit service) as of the fiscal year ended September 30, 1998, for each of the executive officers.

                                      Credited Service
                                      Years     Months
Raymond S. Stolarczyk                  22         0

Thomas E. Bentel                       16         0

James R. Kinney                        11         0


Supplemental Executive Retirement Plan

The Bank also maintains a Supplemental Executive Retirement Plan ("SERP"), a nonqualified, unfunded retirement program within the meaning of ERISA. The SERP is intended to provide retirement benefits and preretirement death and disability benefits to those employees named in the Summary Compensation Table.

The Bank accrued $121,100 with respect to the SERP for the fiscal year ended September 30, 1998.

At the normal retirement age of 65 years old, the SERP is designed to provide a 20 year fixed annuity payable monthly. This amount shall represent 55% of the average compensation of the participant as of his normal retirement date, reduced by the actuarial equivalent of the benefit actually payable to the participant under the Retirement Plan.

A participant who separates from service prior to the normal retirement date shall be entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit, determined at the time of separation. Accrued benefit means the supplemental benefit of a participant, payable in the normal form, multiplied by a fraction the numerator of which is the number of completed years of participation on the date of determination and the denominator of which is the number of his or her expected completed years of participation projected to his or her normal retirement date. A participant shall, at all times, be 100 percent vested in his or her accrued benefit.

If a participant dies prior to the time benefits under the SERP commence, the amount of his preretirement death benefit shall be equal to the value of the supplemental benefit calculated as if the participant had terminated his employment on his or her normal retirement date. If a participant becomes disabled prior to the normal retirement date, he or she shall be entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit, calculated as if such participant had terminated employment on that date.

Incentive Stock Option Plan

The Company maintains the Incentive Stock Option Plan, which provides discretionary awards to certain officers and key employees as determined by the Human Resource Policy Committee, which administers the plan. No grants were made under the Incentive Stock Option Plan in the fiscal year ended September 30, 1998.

The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the named executive officers as of September 30, 1998. Also reported are the values for "in-the-money" options, which amounts represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of Common Stock. During fiscal year ended September 30, 1998, Messrs. Stolarczyk, Bentel and Kinney exercised 500, 18,938 and 17,461 options respectively.


              AGGREGATE OPTION EXERCISES IN FISCAL YEAR
                  AND FISCAL YEAR-END OPTION VALUES


                                                Number of Securities           Value of Unexercised
                       Shares                   Underlying Unexercised         In-The-Money Options
                       Acquired                 Options at Fiscal              at Fiscal Year End
                       on            Value      Year End (#)(1)                ($)(2)
                       Exercise      Realized
Name                   (3)           ($)        Exercisable   Unexercisable    Exercisable  Unexercisable

Raymond S. Stolarczyk      500       $  7,063   73,980        18,624           $846,146     $213,012

Thomas E. Bentel        18,938        287,024   38,670        14,402            442,288      164,723

James R. Kinney         17,461        252,093    3,779         5,309             43,222       60,722


(1) Options become exercisable in five equal annual portions commencing December 15, 1994. All options will expire ten years from the date of grant.
(2) Represents the per share market value of the Common Stock at fiscal year end ($21.4375) minus the exercise price ($10.00) per share.


Transactions With Certain Related Persons

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), requires that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

Any loans made by the Bank to its directors and officers would be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 1998, there were no loans outstanding to directors or executive officers.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

The Company's independent auditors for the fiscal year ended September 30, 1998 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Company for the fiscal year ending September 30, 1999. If the appointment is not ratified by the Company's stockholders, the Board of Directors will reevaluate the appointment.

Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT AUDITORS

ADDITIONAL INFORMATION

Other Matters Which May Properly Come before the Annual Meeting

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in this Proxy Statement and the attached Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with their best judgment.

Stockholder Proposals

To be considered for inclusion in the Proxy Statement and proxy relating to the Annual Meeting to be held in 2000, stockholder proposals must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement, not later than August 28, 1999. Any such proposal will be subject to the provisions of the Company's bylaws and 17 C.F.R.
Section 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

Section 6 of the bylaws of the Company provides an advance notice procedure for a stockholder to properly nominate directors or bring other business before an annual meeting. The stockholder must give advance written notice to the Secretary of the Company not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board, certain additional information regarding the nominee must also be provided, as set forth in
Section 6 of the bylaws. Additionally, the Company is not required to include in its Proxy Statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established under applicable state laws and the rules and regulations of the SEC in effect at the time such proposal is received.

By Order of the Board of Directors


Judith K. Leaf
Secretary
Chicago, Illinois
December 28, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING
IN PERSON.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE
ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.